Exhibit 3.1
FIFTH AMENDMENT
TO THE
AGREEMENT OF LIMITED PARTNERSHIP
OF
ANGELES PARTNERS XII, LP
     This FIFTH AMENDMENT TO THE AGREEMENT OF LIMITED PARTNERSHIP OF ANGELES PARTNERS XII, LP, dated as of June 13, 2011 (this “Amendment”), is made by Angeles Realty Corporation II, a California corporation (the “Managing General Partner”). All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings given to them in the Partnership Agreement (as defined below).
     WHEREAS, Angeles Partners XII, LP, a Delaware limited partnership (the “Partnership”), is governed pursuant to the terms of that certain Certificate and Agreement of Limited Partnership of Angeles Partners XII, dated as of May 24, 1983, as amended to date (the “Partnership Agreement”);
     WHEREAS, pursuant to the Fourth Amendment to the Agreement of Limited Partnership of Angeles Partners XII, LP, effective as of November 24, 2010 (the “Establishment Date”), the Managing General Partner amended the Partnership Agreement to establish two series of interests in the Partnership, with the General Partners’ interests designated as “Series A GP Interests” and “Series B GP Interests,” and the Limited Partners’ interests designated as “Series A Units” and “Series B Units” (the “Serialization”);
     WHEREAS, shortly after the Establishment Date, the Managing General Partner determined not to implement the Serialization; and
     WHEREAS, the Managing General Partner desires to amend the Partnership Agreement to reflect its prior decision to rescind the Serialization.
     NOW, THEREFORE, in consideration of these premises and of the mutual provisions, conditions and covenants herein contained, the parties hereto do hereby agree as follows:
1.	Amendments to the Partnership Agreement.
(a)	The Partnership Agreement is hereby amended by deleting Article 21 in its entirety.

(b)	The deletion of Article 21 shall be deemed effective as of the Establishment Date.
2.	Miscellaneous.
(a)	Effect of Amendment. In the event of any conflict or inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail, and any conflicting or inconsistent provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.

(b)	Ratification. Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed.

(c)	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.
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     IN WITNESS WHEREOF, the Managing General Partner has executed this Amendment as of the date first set forth above.

ANGELES REALTY CORPORATION II, a California corporation

By:	/s/ Trent A. Johnson Name: Trent A. Johnson
Title: Vice President and Assistant General Counsel